FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF SP ACQUISITION HOLDINGS, INC.

SP ACQUISITION HOLDINGS, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

The name of the Corporation is SP Acquisition Holdings, Inc.

2.

The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 14, 2007.

3.

This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4.

This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

5.

The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:  The name of the Corporation is SP Acquisition Holdings, Inc.

SECOND:  The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The Corporation’s existence shall terminate on [_________, 20__] [24 months from the date of the prospectus] (the “Termination Date”). In the event that the Corporation submits an Initial Business Combination (as defined in Article Sixth below) to its stockholders for a vote pursuant to Article Sixth, paragraph A, it shall submit this provision to its stockholders concurrently for amendment to permit the Corporation’s continued existence. This provision shall not be amended other than pursuant to the preceding sentence.

FIFTH:  The Corporation is authorized to issue a total of 201,000,000 shares, consisting of two classes of stock, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock the Corporation is authorized to issue is 200,000,000, with a par value of $0.001 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is 1,000,000, with a par value of $0.001 per share.

a.

Preferred Stock. Subject to paragraph J of Article Sixth, the Board of Directors may from time to time issue shares of Preferred Stock in one or more series and without stockholder approval. The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

b.

Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.

SIXTH:  Paragraphs A through J below shall apply during the period commencing upon consummation of the Corporation’s initial public offering (the “IPO”) and terminating upon consummation of any Initial Business Combination, and may not be amended during the “Target Business Acquisition Period” without the unanimous consent of the holders of all of the Corporation’s outstanding shares of Common Stock.

An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions, of one or more businesses or assets (the “Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of sum of the balance in the Trust Account (excluding deferred underwriting discounts and commissions of $16,000,000 or $18,400,000 if the underwriters’ over-allotment option is exercised in full) plus the proceeds of the co-investment of $30,000,000 by Steel Partners II, L.P. (or its designee) at the time of such acquisition and resulting in ownership by the Corporation of at least 51% of the voting equity interests of the Target Business or Businesses and control by the Corporation of the majority of any governing body of the Target Business or Businesses.  Any acquisition of multiple Target Businesses shall occur simultaneously.

The “Target Business Acquisition Period” shall mean the period from the consummation of the IPO up to and including the earlier to occur of (i) an Initial Business Combination or (ii) the Termination Date.

“IPO Shares” shall mean such shares issued in connection with the Corporation’s IPO.

The “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of its IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO.  In addition, the Corporation will deposit into the Trust Account the proceeds from the private placement of co-investment units that will occur immediately prior to the consummation of an Initial Business Combination.

“Fair market value” for purposes of this Article Sixth shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value. If the Corporation’s Board of Directors is not able to determine independently that the Target Business or Businesses has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business or Businesses if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

A.

Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, and stockholders owning up to 30% (minus one share) of the IPO Shares vote against the business combination and exercise their conversion rights described in paragraph C below.  The Corporation shall not seek to consummate any Initial Business Combination in which stockholders owning less than 30% (minus one share) of the IPO Shares are unable to elect conversion pursuant to the provisions of paragraph C below.

B.

Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account $394,000,000, or $452,200,000 if the underwriters’ over-allotment option is exercised in full comprising (i) $387,000,000 of the net proceeds of this offering, including $16,000,000 of deferred underwriting discounts and commissions (or $445,200,000 if the underwriters’ over-allotment option is exercised in full, including $18,400,000 of deferred underwriting discounts and commissions) and (ii) $7,000,000 of the proceeds from the Corporation’s sale of 7,000,000 warrants to its founding stockholder, SP Acq LLC.  In addition, immediately prior to the consummation of an Initial Business Combination, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account $30,000,000 consisting of the proceeds from the sale of the co-investment units.

C.

In the event that an Initial Business Combination is approved in accordance with paragraph A above and is consummated by the Corporation, stockholders holding IPO Shares who exercised their conversion rights and voted against the Initial Business Combination may, subject to the availability of lawful funds therefor, demand that the Corporation convert their IPO Shares to cash at a per-share conversion price equal to (i) the aggregate amount then in the Trust Account (before payment of Deferred Underwriting Compensation and including accrued interest, net of any income taxes payable on such interest, which shall be paid from the Trust Account, and net of interest income of up to $3,500,000 earned on the Trust Account balance previously released to the Corporation to fund working capital requirements), calculated as of two business days prior to the proposed consummation of the Initial Business Combination, divided by (ii) the number of shares of Common Stock sold in the IPO outstanding at that date (including shares sold pursuant to the exercise of the over-allotment option, if any).

D.

In the event that the Corporation does not consummate an Initial Business Combination by the Termination Date, all amounts in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the Corporation’s plan of dissolution and distribution, including costs of dissolving and liquidating the Corporation, shall be distributed on a pro rata basis to holders of the IPO Shares. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.

E.

A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event that the Corporation does not consummate an Initial Business Combination by the Termination Date or in the case of IPO Shares, in the event such holder demands conversion of its shares in accordance with paragraph C above. Except as may be required under applicable law, in no other circumstances shall any holder of shares of Common Stock have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

F.

Unless and until the Corporation has consummated an Initial Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or otherwise. The Corporation will not enter into an Initial Business Combination with any entity in which any of its officers, directors or Steel Partners Group or its affiliates has a financial interest. As used herein, “Steel Partners Group” means Steel Partners, II, L.P., Steel Partners Offshore Fund, Ltd., Steel Partners, Ltd., Steel Partners, L.L.C., Steel Partners (UK) Ltd., Steel Partners China Access I L.P., Steel Partners Japan Strategic Fund (Offshore), L.P., certain other entities affiliated with Steel Partners China Access I L.P. and Steel Partners Japan Strategic Fund (Offshore), L.P. and all entities that may be deemed to be wholly-controlled by Warren G. Lichtenstein.

G.

The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Account, (ii) for the release of interest income of up to $3,500,000 to the Corporation to fund the Corporation’s working capital requirements, (iii) in connection with an Initial Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation (including, without limitation, for the release of an additional amount of interest income of up to $75,000 to pay costs and expenses incurred in connection with dissolution and liquidation, solely on the terms and subject to the conditions set forth in the Trust Agreement) or (v) as otherwise set forth herein.

H.

The Audit Committee of the Corporation’s Board of Directors will review and approve all payments made by the Corporation to its officers, directors and their or the Corporation’s affiliates. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its officers or directors or any entity with which they or it are affiliated, including Steel Partners Group, any finder’s fee or other compensation for services rendered to it prior to or in connection with the consummation of an Initial Business Combination; provided that the Corporation’s officers, directors and its and their affiliates shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with investigating and consummating an Initial Business Combination from the amounts not held in the Trust Account and interest income of up to $3,500,000, which may be released to the Corporation from the Trust Account. Payments of an aggregate of $10,000 per month for office space, secretarial and administrative services to Steel Partners, Ltd. shall not be subject to the provisions of this section H.

I.

The members of the Audit Committee shall review the requirements of this Article Sixth at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Corporation’s Audit Committee shall review the terms of all agreements (the “IPO Agreements”) between the Corporation and any of its officers or directors included as exhibits to the Registration Statement filed by the Corporation with the Securities and Exchange Commission to register the IPO Shares at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article Sixth or the terms and provisions of each IPO Agreement.

J.

The Board of Directors may not in any event issue any securities convertible into Common Stock, shares of Common Stock or Preferred Stock prior to an Initial Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Account or votes as a class with the Common Stock on an Initial Business Combination.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.

The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors. Election of directors need not be by ballot unless the Bylaws so provide.

B.

The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

C.

The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

D.

In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such By-law had not been made.

E.

The term of office of directors shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

F.

Special meetings of the stockholders, for any purpose or purposes, may only be called by a majority of the entire Board of Directors or the Chairman of the Board of Directors.

G.

Any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of such stockholders, may only be taken at a meeting, and may not be taken by written consent.

EIGHTH:  The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.

The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation. This Article Ninth is subject to the requirements set forth in Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Sixth.

TENTH:  Subject to the provisions set forth in Article Sixth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ELEVENTH:  The Corporation hereby elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its Chairman of the Board, President and Chief Executive Officer as of this __ day of September, 2007.

By:
	Name:	Warren G. Lichtenstein
	Title:	Chairman of the Board, President and Chief Executive Officer